EXHIBIT 10.1

SEALED AIR CORPORATION PERFORMANCE SHARE UNITS

AWARD GRANT

2013-2015

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

Name:

Performance Period: January 1, 2013 through December 31, 2015

Grant Date: February 14, 2013

TARGET AWARD

You have been granted by Sealed Air Corporation (the “Company”) a target Performance Share Units award under the Company’s 2005 Contingent Stock Plan for the three-year performance period 2013 through 2015, comprised of the following:

Target Performance Share Units:                     units

Each Performance Share Unit (a “Unit”) will be equivalent to one share of Sealed Air Corporation common stock.

Your award is subject to the terms and conditions of the Performance Share Units Program and the Company’s 2005 Contingent Stock Plan (collectively, the “Plan Documents”). If this award agreement varies from the terms of the Plan Documents, the Plan Documents will control. A copy of the Performance Share Units Program is attached as Appendix A. The 2005 Contingent Stock Plan is included as an attachment to “Information for Recipients of Performance Share Unit Awards Under the 2005 Contingent Stock Plan of Sealed Air Corporation.” Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Plan Documents.

PERFORMANCE GOALS

The number of Units you earn will depend on the performance of the Company relative to certain performance goals for the three-year performance cycle from January 1, 2013 through December 31, 2015 (the “Performance Period”). The performance goals and their relative weightings are attached as Appendix B hereto.

The determination of whether the performance goals have been met will be made by the Organization and Compensation Committee of the Company’s Board of Directors following the end of the Performance Period.

OTHER IMPORTANT INFORMATION

•

Units earned will receive dividend equivalents paid in cash (without interest) based on the dividend rates in effect during the Performance Period applied to the number of Units you earn, which will be subject to the performance goals and vesting provisions described above.

•	You will not earn any Units if the Company’s performance during the Performance Period is below threshold performance for all metrics as set forth on Appendix B.

•	If actual performance equals or exceeds threshold performance, the number of Units earned will be based on attainment against the performance goals as set forth on Appendix B.

•

In order to receive any Units, you must remain employed with the Company through December 31, 2015, except in the case of death, disability or retirement as discussed below. If you terminate employment prior to December 31, 2015 for reasons other than death, disability or retirement, you will forfeit all Units. Other special rules apply in case of termination of employment following a Change in Control, as described below.

•

Units earned at the end of the Performance Period, if any, will be paid in actual shares of Company common stock, less the number of shares that may be withheld to satisfy applicable withholding taxes. Shares in settlement for any Units earned will be issued on or before March 15, 2016. Cash dividend equivalents accrued on the earned Units will be paid in cash on or about the same time.

•

If your employment terminates due to your death or Disability (as defined in the 2005 Contingent Stock Plan) or you retire (as defined below) during the Performance Period, you (or your estate, in the event of your death) will receive a pro rata payout following the end of the Performance Period, based upon the portion of the Performance Period during which you were employed. The actual payout will not occur until after the end of the Performance Period, at which time the performance and achievements during the Performance Period will be used to determine the number of Units that you would have earned if you had remained employed for the entire Performance Period prior to applying the pro rata factor. Any payout to you in case of termination of employment during the Performance Period due to death, Disability or retirement will be made at approximately the same time as payouts are made to Participants who are still employed by the Company. You are considered to have retired if your employment with the Company terminates when you have at least 5 years of service and your combined age and years of service equal at least 70, but excluding termination of employment due to your death or Disability or termination of employment by the Company for cause. “Cause” for this purpose means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to you and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in your capacity as an employee.

•	There is no automatic vesting of your Units upon a “Change in Control” (as defined in the 2005 Contingent Stock Plan). However, the 2005 Contingent Stock Plan provides for pro rata vesting of your Units if within two years following the Change in Control your employment is terminated either by the Company without Cause or by you for “Good Reason” (also as defined in the 2005 Contingent Stock Plan).

•

The Organization and Compensation Committee retains the right in extraordinary circumstances to reduce any award which would otherwise be payable, unless there has been a Change in Control, as defined in the 2005 Contingent Stock Plan.

•	This award is subject to the Company’s Policy on Recoupment of Incentive Compensation, a current copy of which is attached as Appendix C.

•

By accepting this award, you acknowledge and agree that this award is subject to the provisions regarding data privacy and additional acknowledgments set forth in Appendix D. Please review the provisions of Appendix D carefully, as this award will be null and void absent your acceptance of such provisions. The Company reserves the right to impose other requirements on the award to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the award and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

•	By accepting this award, you acknowledge and agree that you accept your current position, compensation package and other terms of employment.

•

The validity, construction and effect of this award agreement (including all appendices) and the Plan Documents are governed by, and subject to, the laws of the State of Delaware and the laws of the United States, as provided in the 2005 Contingent Stock Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this award agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New Jersey and agree that such litigation shall be conducted solely in the courts of Bergen County, New Jersey or the federal courts for the United States for the District of New Jersey, where this grant is made and/or to be performed, and no other courts.

FOR MORE INFORMATION.

If you have any questions about your award or Units or need additional information, contact Guy Chayoun at 201-703-4184.

IN WITNESS WHEREOF, the Company has caused this Award Grant to be executed by its duly authorized officer, and you have hereunto set your hand, effective as of the Grant Date stated above.

SEALED AIR CORPORATION		EMPLOYEE

By:
Name:
Title:

APPENDIX A

SEALED AIR CORPORATION

PERFORMANCE SHARE UNITS PROGRAM

PURPOSE

The Sealed Air Corporation Performance Share Units Program (the “Program”) has been established effective as of January 1, 2008 (the “Effective Date”) to provide long-term incentive compensation to key employees who are in a position to influence the performance of Sealed Air Corporation and its subsidiaries (the “Company”), and thereby enhance shareholder value over time. The Program provides a significant additional financial opportunity and complements other parts of the Company’s total compensation program for key employees (base salary, annual incentive plan, and benefits).

ELIGIBILITY AND PERFORMANCE PERIODS

The Committee (as defined in the “Program Administration” section of the Program) will determine which employees of the Company are eligible to participate in the Program from time to time. Participants will be selected within 90 days after the beginning of each multi-year performance cycle (“Performance Period”). Each Performance Period will be of two or more years duration as determined by the Committee and will commence on January 1 of the first year of the Performance Period. A new Performance Period will commence each year unless the Committee determines otherwise.

TARGET AWARDS

At the time a Participant is selected for participation in the Program for a Performance Period, the Committee will assign the Participant a Performance Share Units Target Award to be earned if the Company’s target performance levels are met for the Performance Period (the “Target Award”). The Target Award will be expressed as a number of Performance Share Units under the Company’s 2005 Contingent Stock Plan and will be evidenced by a Performance Share Units award grant consistent with the provisions of the 2005 Contingent Stock Plan.

MAXIMUM AND THRESHOLD AWARDS

At the time a Participant is selected for participation in the Program for a Performance Period, the Participant will be assigned maximum and threshold award levels, expressed as a percentage of the Target Award. Maximum award level represents the maximum percentage of the Target Award that may be paid to a Participant for a Performance Period based on performance above target performance levels. Threshold award level represents the minimum percentage of the Target Award that may be paid to a Participant for a Performance Period based on performance below target performance levels. Performance below the threshold performance award level will earn no incentive payments.

Any award of Performance Shares hereunder shall be subject to the individual award limit applicable under the 2005 Contingent Stock Plan.

PERFORMANCE MEASURES

Performance measures that may be used under the Program will be those “Performance Measures” defined in the 2005 Contingent Stock Plan.

PERFORMANCE GOALS

The Committee will designate, within 90 days of the beginning of each Performance Period:

•	The performance measures and calculation methods to be used for the Performance Period;

•	A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target Awards; and

•	The relative weightings of the performance measures for the Performance Period.

The performance goals established by the Committee for a Performance Period are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2).

PERFORMANCE CERTIFICATION

As soon as practicable following the end of each Performance Period and prior to any award payments for the Performance Period, the Committee will certify the Company’s performance with respect to each performance measure used for that Performance Period.

AWARD CALCULATION AND PAYMENT

For each Performance Period, individual incentive awards will be calculated and paid to each Participant who is still employed with the Company (subject to the special provisions below for employees who terminate employment due to death, disability or retirement) as soon as practicable following the Committee’s certification of performance for the Performance Period. The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula:

Participant’s Target Award	X	Percentage of target award to be paid based on performance measure results	X	Relative weighting of performance measure	=	Amount of incentive award based on performance measure results

The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Performance Period.

Payments from the Program to a Participant, if any, will be made in the form of one share of the Company’s common stock for each Unit earned (rounded up to the nearest whole share if such calculation otherwise would result in issuance of a fractional share). A Participant receiving an award under the Program will also receive a cash payment equal to the dividends that would have been paid during the Performance Period on the Units earned by the Participant had the Units been actual shares of Company common stock.

TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT

If a Participant’s employment terminates due to the Participant’s death or disability (as defined in the 2005 Contingent Stock Plan) or retirement (as defined below) during the Performance Period, the Participant (or the Participant’s estate, in the event of the Participant’s death) will receive a pro rata payout following the end of the Performance Period, based upon the portion of the Performance Period during which the Participant was employed. The actual payout will not occur until after the end of the Performance Period, at which time the performance and achievements during the Performance Period will be used to determine the number of Units that the Participant would have earned if the Participant had remained employed for the entire Performance Period prior to applying the pro rata factor. Payouts to Participants whose employment terminates during the Performance Period due to death, disability or retirement will be made at approximately the same time as payouts are made to Participants who are still employed by the Company. A Participant is considered to have retired if the Participant’s employment with the Company terminates when the Participant has at least 5 years of service and the Participant’s combined age and years of service equals at least 70, but excluding termination of employment due to the Participant’s death or disability or termination of employment by the Company for cause. “Cause” for this purpose means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to the Participant and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in the Participant’s capacity as an employee.

OTHER TERMINATION OF EMPLOYMENT

If a Participant’s employment terminates prior to the end of a Performance Period for any reason (whether voluntary or involuntary) other than death, disability or retirement, the Participant will forfeit all rights to compensation under the Program, except for any special provisions under the 2005 Contingent Stock Plan in connection with certain terminations of employment following a Change in Control or unless the Committee determines otherwise.

NEW HIRES OR PROMOTIONS INTO ELIGIBLE POSITIONS

Participants will become eligible for participation in the Program at their new position level beginning with the Performance Period which begins on the January 1 immediately following their hire or promotion date. No new performance awards or adjustments to awards for Performance Periods that commenced prior to a Participant’s hire or promotion date will be made unless the Committee determines otherwise.

IMPACT OF A CHANGE IN CONTROL

Any special vesting or payment rules with respect to awards under the Program in connection with a Change in Control will be determined under the provisions of the 2005 Contingent Stock Plan.

PROGRAM ADMINISTRATION

The Program will be administered by the Organization and Compensation Committee of the Company’s Board of Directors in accordance with the terms of the 2005 Contingent Stock Plan.

MISCELLANEOUS

(i) Amendment and Termination. The Committee may amend, modify, or terminate the Program at any time, provided that no amendment, modification or termination of the Program shall reduce the amount payable to a Participant under the Program as of the date of such amendment, modification or termination.

(ii) Incorporation of 2005 Contingent Stock Plan. The terms and provisions of the 2005 Contingent Stock Plan are incorporated herein by reference. In case of any conflict between this Program and the 2005 Contingent Stock Plan, the 2005 Contingent Stock Plan will control.

(iii) Coordination With Other Company Benefit Plans. Payments under the Program will be taken into account for purposes of the Company’s employee benefit plans and programs only to the extent provided under the terms of such plans and programs.

(iv) Participant’s Rights. A Participant’s rights and interests under the Program may not be assigned or transferred by the Participant. To the extent the Participant acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and the Participant. Designation as a Participant in the Program for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods or to continued employment with the Company.

APPENDIX B

Name:

Target Award:                     Performance Share Units

Performance Goals Summary (details below):

	Metrics
	TSR			Cons. Adj. EBITDA Margin
	(weighted 35%)			(weighted 65%)
Goal Achievement	Result		% earned	Result	% earned
Below Threshold	< 25	th percentile	0%	<13.5%	0%
Threshold	25	th percentile	25%	13.5%	50%
Target	50	th percentile	100%	14.0%	100%
Maximum*	≥75	th percentile	200%	≥14.5%	200%

*	Subject to the maximum under section 3 of the 2005 Contingent Stock Plan as currently in effect.

Performance Goals: The percentage of the Target Award that will be earned will be based on the results of two performance metrics over the three year period. The performance metrics are:

a.	Total Shareholder Return (TSR), weighted 35%

b.	Consolidated Adjusted EBITDA Margin, weighted 65%

Each metric will be calculated separately based on the targets set forth below. The results of each metric will determine the number of shares earned for that metric. The total award will be the addition of the total number of shares earned for each of the two performance metrics.

Total Shareholder Return (TSR):

The total shareholder return metric measures the percent change in share price from the beginning of the performance period to the end of the performance period and assumes immediate reinvestment of dividends when declared at the closing share price on the date declared.

The beginning share price will be calculated as an average of 31 data points: the closing share price on January 2, 2013 and the closing share price +/- 15 trading days from January 2, 2013. The ending share price will be calculated as an average of 31 data points: the closing share price on December 31, 2015 and the closing share price +/- 15 trading days from December 31, 2015.

The performance of this metric will be assessed in comparison of the percentile rank to the approved peer group of companies (listed at the end of this Appendix B) . The lowest ranked company will be the 0% rank, the middle ranked company will be the 50th percentile rank and the top ranked company will be the 100th percentile rank. If a company is acquired or otherwise is no longer publicly traded and their share price no longer available, they will be excluded from the peer group.

The three year relative TSR percentile rank at threshold, target and maximum for the performance period follows:

Achievement	TSR Percentile Rank	% of Target Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	25%
Target	50th percentile	100%
Maximum	75th percentile and above	200%

Award levels based on three year relative TSR percentile rank between any two of these levels would be based on a pro-rata calculation of the number of shares earned, except that no shares for this metric will be earned for three year relative TSR percentile rank below 25th percentile.

Consolidated Adjusted EBITDA Margin:

The Consolidated Adjusted EBITDA Margin metric measures 2015 Consolidated Adjusted EBITDA as a percentage of 2015 Net Sales. For this purpose, (i) “2015 Consolidated Adjusted EBITDA” is the Company’s earnings before interest, taxes, depreciation and amortization for calendar year 2015, derived from the Company’s U.S. GAAP net earnings and adjusted as provided below; and (ii) “2015 Net Sales” is the Company’s “net sales” for 2015 as reported in the Company’s Annual Report on Form 10-K for 2015.

2015 Consolidated Adjusted EBITDA Margin at threshold, target and maximum for the performance period, subject to the exclusions set forth below, follows:

Achievement	2015 Consolidated Adjusted EBITDA Margin	% of Target Earned
Below Threshold	Less than 13.5%	0%
Threshold	13.5%	50%
Target	14.0%	100%
Maximum	14.5% and above	200%

Award levels based on 2015 Consolidated Adjusted EBITDA Margin between any two of these levels would be based on a pro-rata calculation of the number of shares earned, except that no shares for this metric will be earned for 2015 Consolidated Adjusted EBITDA Margin below 13.5%.

Exclusions for calculation of 2015 Consolidated Adjusted EBITDA Margin:

a.	All restructuring charges reported or accounted for in the 2013 through 2015 consolidated financial statements as “restructuring charges”, and restructuring programs (including all unbudgeted charges, all restructuring related expense such as termination benefits and equipment relocation and if approved by the Board of Directors no later than December 31, 2015. This exclusion shall include all restructuring charges approved by the Board of Directors before 2015 that are recorded during 2015. For any restructuring programs approved during 2013 through 2015 for which charges have been excluded, any expense estimate accruals that are reversed once actual expenses are known related to such programs will also be excluded.

b.	All charges related to impairment of goodwill and intangibles in the calculation of operating expense or operating profit.

c.	All expenses (including litigation-related costs and expenses), liabilities and accruals related to or arising from: (i) any liabilities that W.R. Grace & Co. or any of its subsidiaries had agreed to assume or as to which any of them indemnified the Corporation or any of its subsidiaries under any of the agreements entered into in connection with the Cryovac Transaction (as defined in the Corporation’s Financial Statements included in the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002); (ii) any claim or lawsuit alleging that the Corporation or any of its subsidiaries is or may be liable for any liabilities of W.R. Grace & Co., Fresenius Medical Care Holdings, Inc., or any of their respective affiliates under any legal theory, including without limitation any claim based on fraudulent transfer, fraudulent conveyance, successor liability or contractual obligation; (iii) any costs incurred to settle the aforementioned liabilities, claims and lawsuits: (iv) any payment that the Corporation or any of its subsidiaries may be required to make to any trust fund established under federal law providing for the resolution of claims for bodily injury caused by asbestos exposure.

d.	All expenses related to capital markets transactions authorized by the Board of Directors. Such transactions will include the repurchase of bonds and stocks to the extent included in the calculation of operating expense or operating profit.

e.	The effect (including related expenses) of any acquisition or disposition transactions, whether or not closed during 2013 through 2015, provided that, as to transactions closed during 2013 through 2015 that were large enough to require Board of Directors approval, the Board of Directors has approved such transactions. However, the effect of any acquisition or disposition that closed prior to 2013 shall not be excluded.

f.	The effect of any accounting changes implemented during 2013 through 2015, such as IFRS or the discontinuance of the Last-in, First-out (LIFO) method for calculating the value of inventory in the United States.

Fractional Shares:

Fractional shares earned based on the Total Shareholder Return goal and the Consolidated Adjusted EBITDA Margin goal will be rounded up to the nearest whole share. No fractional shares will be issued.

Discretion:

Regardless of any provision of the 2005 Contingent Stock Plan to the contrary, the Organization and Compensation Committee will not exercise its discretion to adjust any award downward below the amount that would otherwise be payable except in extraordinary circumstances.

Peer Group (for TSR):

Agrium Inc. Air Products & Chemicals, Inc. Ashland Inc. Avery Dennison Corporation Ball Corporation Bemis Company, Inc. Celanese Corporation Crown Holdings, Inc. Eastman Chemical Company Ecolab Inc.	Huntsman Corporation MeadWestvaco Corporation Monsanto Company The Mosaic Company Owens-Illinois, Inc. PPG Industries, Inc. Praxair, Inc. The Sherwin-Williams Company Sonoco Products Co.

APPENDIX C

SEALED AIR CORPORATION

POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

FROM EXECUTIVES IN THE EVENT OF CERTAIN RESTATEMENTS

As amended for performance periods beginning on or after January 1, 2010

The Organization and Compensation Committee of the Board of Directors has approved the policy that the Company will, to the extent permitted by governing law, require reimbursement to the Company of all or a portion of any annual incentive compensation (whether payable in cash or by an award under the 2005 Contingent Stock Plan) and any Performance Share Units awards under the 2005 Contingent Stock Plan awarded to any executive officer of the Company or to the leader of any business unit or function of the Company for performance periods beginning on or after January 1, 2010, where:

(a)	the payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement due to error or misconduct (regardless of the executive officer’s or leader’s responsibility for such error or misconduct), and

(b)	either no payment or award, or a lower payment or award, would have been made to the officer or leader based upon the restated results.

In each case, upon a determination to seek recovery by the Board of Directors, the Company will, to the extent practicable, seek to recover the amount by which the officer’s or leader’s annual incentive compensation and/or Performance Share Units award for the relevant period exceeded the lower amount that would have been paid or awarded (or the entire amount, if nothing would have been paid or awarded). This may include the cancellation of all or a portion of unvested awards or unpaid awards (or a delay in payment of any such awards while financial results are under review by the Company).

In addition, any person who is subject to forfeiture of compensation or profits from the sale of the Company’s securities under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company the amount of such compensation and profits.

In addition to these reimbursements, the Company may take any other actions that it deems appropriate to remedy any fraud or misconduct related to the restatement based on a consideration of the relevant facts and circumstances. These remedies would be in addition to any actions imposed by law enforcement agencies, regulators, or other authorities.

2/18/2010

APPENDIX D

1.	DATA PRIVACY

By accepting the this award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Units.

You understand that the Company and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of any entitlement to shares of stock or equivalent benefits awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Units. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Units, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections from your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Units. You understand that Data will be held only as long as is necessary to implement, administer and manage the Units. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Units or other awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to benefit from the Units. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

2.	ADDITIONAL ACKNOWLEDGEMENTS

By entering into this award agreement and accepting the grant of Units evidenced hereby, you acknowledge, understand and agree that:

(a) the Units are granted voluntarily by the Company, are discretionary in nature and may be modified, suspended or terminated by the Company at any time;

(b) the grant of Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Units or benefits in lieu of Units, even if such awards have been awarded in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the grant of Units shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time, with or without Cause;

(e) you are voluntarily accepting the grant of Units;

(f) the Units and any payment made pursuant to the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services for the Company or any of its Subsidiaries;

(g) in accepting the grant of Units, you expressly recognize that the Units are an award made solely by the Company, with principal offices at 200 Riverfront Boulevard, Elmwood Park, New Jersey, U.S.A.; the Company is solely responsible for the administration of the Plan Documents and your participation in the Plan Documents; in the event that you are an employee of a Subsidiary, the Units and your participation in the Plan Documents will not be interpreted to form an employment contract or relationship with the Company; furthermore, the Units will not be interpreted to form an employment contract with any Subsidiary;

(h) the future value of the Company shares which may be delivered in settlement of the Units (to the extent earned) is unknown and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from failure to achieve performance goals as set forth in Appendix B, termination of your employment by the Company or your employer (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Units as provided by the Company’s Policy on Recoupment of Incentive Compensation (current policy set forth in Appendix C) and, in consideration of the grant of the Units to which you are not otherwise entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the 2005 Contingent Stock Plan, you shall be deemed irrevocably to have agreed not to pursue such claim, and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j) for purposes of the Units, your employment will be considered terminated as of the date you are no longer actively employed and providing services to the Company or one of its Subsidiaries, and your right, if any, to earn and be paid any portion of the Units (and any related dividend equivalents) pursuant to this award agreement after such termination of employment (for any reason whatsoever and regardless of whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) will be measured by the date you cease to be actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company, in its sole discretion, shall determine when you are no longer actively employed for purposes of the Units (including whether you may still be considered actively employed while on an approved leave of absence);

(k) you are solely responsible for investigating and complying with any exchange control laws applicable to you in connection with any payment made pursuant to Units and/or the payment of cash dividend equivalents, if any;

(l) unless otherwise provided in the Plan Documents or by the Company in its discretion, the Units and the benefits evidenced by this award agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s common stock;

(m) neither your employer, the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Units or any payment made pursuant to the Units; and

(n) the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Units. You are hereby advised to consult with your personal tax, legal and financial advisors regarding the Units before taking any action in relation thereto.

3.	LANGUAGE

If you have received this award agreement or any other document related to the Plan Documents translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.